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                                                                    Exhibit 4.12

           INSTRUMENT OF AUTHORIZATION PVCP/SPV NO. 010/2002 - ANATEL

                                         INSTRUMENT OF AUTHORIZATION OF PERSONAL
                                          MOBILE SERVICE ENTERED BETWEEN AGENCIA
                                           NACIONAL DE TELECOMUNICACOES (ANATEL)
                                                          AND TELPA CELULAR S.A.

By this instrument, on the one hand AGENCIA NACIONAL DE TELECOMUNICACOES - ANATEL, hereinafter referred to as ANATEL, entity of the FEDERAL GOVERNMENT, under the terms of Federal Law no. 9472, of July 16, 1997, General Telecommunications Law - LGT, Corporate Taxpayer I.D. (CGC/MF) no. 02.030.715/0001-12, herein represented by the Chairman of the Board of ANATEL, LUIZ GUILHERME SCHYMURA DE OLIVEIRA, jointly with Director ANTONIO CARLOS VALENTE DA SILVA, and on the other hand, TELPA CELULAR S.A., Corporate Taxpayer I.D. (CNPJ) no. 02.322.271/0001-99, herein represented by its Executive Director for Regulatory and Interconnection Matters, LUIS ROBERTO ANTONIK, a Brazilian citizen, married, economist, bearer of Identity Card no. 886.827-1 SSP/PR and by its Executive Legal Director, MARIA EMILIA MENDES ALCANTARA, a Portuguese citizen, single, lawyer, bearer of Identity Card no. 4.548.983 SSP/SP, hereinafter referred to as AUTHORIZED COMPANY, enter this INSTRUMENT OF AUTHORIZATION, Anatel Process No. 53500.006203/2002, which will be governed by the following clauses:

                                    CHAPTER I
                      OBJECT, AREA AND AUTHORIZATION PERIOD

Clause 1.1 - The object of this Term is the issuance of an Authorization to explore the Personal Mobile Service - SMP, provided under the private system, IN THE GEOGRAPHICAL AREA COMPRISING THE TERRITORIES OF THE STATE OF PARAIBA, IN THE REGION I OF PGA-SMP.

Paragraph 1 - The object of this Authorization includes the Personal Mobile Service provided under the private system, according to Anatel's regulations, and particularly, according to the provisions provided in the SMP Regulation and in the SMP General Authorization Plan.

Paragraph 2 - This Authorization is issued based on the LGT, Article 214, Item V, and on the Norm of Adaptation of the Concession Instruments and Cellular Mobile Service Authorization - SMC for the Personal Mobile Service - SMP, approved by Resolution ANATEL no. 318, of September 27, 2002, and altered by Resolution ANATEL no. 326, of November 2002, hereinafter referred to as ADAPTATION NORM, which replaces the CONCESSION CONTRACT NO. 030/97-DOTC/SFO/MC, OF NOVEMBER 04, 1997, PUBLISHED IN THE OFFICIAL GAZETTE OF THE UNION [D.O.U.] OF NOVEMBER 05, 1997, hereinafter referred to as the SUBSTITUTED INSTRUMENT.

Clause 1.2 - The Personal Mobile Service is a mobile land telecommunications service of collective interest that makes possible the communication between mobile stations and from mobile stations to other stations, taking into consideration the provisions determined in the regulation.

Clause 1.3 - The AUTHORIZED COMPANY has the right to the industrial exploitation of the media covered by the service rendering, observing the provisions included in the regulation, as well as the provisions of LGT, Articles 154 and 155.

Clause 1.4 - The duration of this authorization to exploit the SMP is indefinite.

Clause 1.5 - The service must be exploited with the use by the AUTHORIZED COMPANY of the Sub-Band of radio frequencies provided in the SUBSTITUTED INSTRUMENT, as follows:

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         Mobile Station Transmission: 824.0 to 835.0 MHz / 845.0 to 846.5 MHz
         Cell Site Transmission Station: 869.0 to 880.0 MHz / 890.0 to 891.5 MHz

Clause 1.6 - The right to use the radio frequencies mentioned in the prior clause will be in force up to DECEMBER 31, 2008, which corresponds to the remaining duration, which may be extended one sole time, for fifteen (15) years. This extension will be remunerated.

Paragraph 1 - Radio frequency usage will be done on a primary basis and restricted to the respective Rendering Area.

Paragraph 2 - The right to use the radio frequency is conditioned to its efficient and adequate use.

Paragraph 3 - Anatel may authorize the radio frequency sharing, when it does not imply in any harmful interference nor does it impose limitation to rendering SMP.

Clause 1.7 - The AUTHORIZED COMPANY, to extend the right to use the radio-frequencies associated to this Authorization, must pay, every two years, during the extension period, the burden corresponding to two percent (2%) of its SMP revenues of the year prior to payment, net of the taxes and social contributions levied.

Paragraph 1 - In calculating the amount referred to in the main sentence of this Clause, the net income resulting from applying the Basic and Alternative Service Plans, object of this Authorization.

Paragraph 2 - The calculation of the percentage referred to in the main sentence of this Clause will be made always in relation to income net of tax and contribution taxes deductions levied, determined between January and December of the prior year and obtained from the financial statements prepared according to the generally accepted accounting principles approved by the AUTHORIZED COMPANY's Management and audited by independent auditors. Payment will be due on April 30 of the year that follows the fee calculations.

Paragraph 3 - The first installment of the fee will be due on the thirtieth
(30th) day of April 2010, calculated considering the net income determined between January 01 and December 31, 2009, and the subsequent installments will be due every twenty-four months, based on the income calculations for the prior year.

Paragraph 4 - Delays in fee payments provided in this Clause will imply in default fines of zero point thirty three percent (0.33%) a day, up to the limit of ten percent (10%), plus SELIC reference rate for public securities, to be applied on the amount of the debt considering all the days in arrears in the payment.

Clause 1.8 - The application concerning the extension of the right to use the radio frequencies must be forwarded to Anatel at the latest thirty months before the date of expiry of the original duration.

Sole Paragraph - The extension will only not be granted if the interested party is not making rational and adequate use of the radio frequencies, or if it has committed reiterated violations in its activities or if the destination of use of the radio frequency must be modified.

Clause 1.9 - Anatel is authorized to commence a new procedure to grant authorization to exploit SMP, if the application for extension is not made in due time, at least twenty-four (24) months before the expiry of the original duration.

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                                   CHAPTER II
                               SUBSTITUTION AMOUNT

Clause 2.1 - The amount of the substitution of the SUBSTITUTED INSTRUMENT by this INSTRUMENT OF AUTHORIZATION is R$9,000.00 (nine thousand reais).

Sole Paragraph - Lack of payment of installments that are still pending, resulting from assumed commitments, related to the amounts due because of the Concession or Authorization of Cellular Mobile Service - SMC, will imply forfeiture of this Authorization, irrespective of other penalties provided.

                                   CHAPTER III
               HOW SERVICES WILL BE RENDERED, FORM AND CONDITIONS

Clause 3.1 - The AUTHORIZED COMPANY undertakes to render the service object of the Authorization, fully complying with the obligations inherent to the service provide under the private system, observing the criteria, formulae and parameters defined in this Instrument of Authorization.

Sole Paragraph - The non-performance of the obligations related to the object of this Instrument of Authorization will result in the application of the sanctions provided herein, permitting the temporary suspension by Anatel, and, as the case may be, the forfeiture of this Authorization will be determined, according to provisions of LGT, Article 137.

Clause 3.2 - The AUTHORIZED COMPANY will exploit the service object of this Authorization for its own account and risk, within the system of full and fair competition established in LGT, and will be remunerated by the prices charged, according to provisions herein.

Paragraph 1 - The AUTHORIZED COMPANY will not have any rights relating to any type of exclusivity, any assumption of economic and financial breakeven, nor may it claim rights regarding the admission/entry of new companies to provide the same services.

Paragraph 2 - The AUTHORIZED COMPANY will not have acquired rights to maintain the conditions in force with the issuance of this authorization or with the beginning of the activities. The AUTHORIZED COMPANY must comply with the new conditions set forth by law and regulations.

Paragraph 3 - The norms will provide enough time for [the AUTHORIZED COMPANY] to adapt itself to the new conditions.

Clause 3.3 - The AUTHORIZED COMPANY must maintain free access to emergency public services as determined in the regulation.

Clause 3.4 - The AUTHORIZED COMPANY must ensure to its users that they are free to exercise their right to choose of the STFC service carrier to complete their Long Distance calls, complying with provisions of the SMP regulation, particularly the ADAPTATION NORM.

Clause 3.5 - The alterations in the AUTHORIZED COMPANY's equity control are subject to Anatel's control for the purpose of verifying the indispensable conditions to issue and maintain the authorization, under the provisions of the regulation.

Sole Paragraph - Among the indispensable conditions to issue and maintain the authorization are those provided in the General Plan of Authorizations of SMP, in PGO - Article 10, Paragraph 2 and in LGT - Article 133.

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Clause 3.6 - The Authorization Term transfer will be subject to Anatel's approval, and must comply with the provisions of LGT, Article 136, Paragraph 2.

Sole Paragraph - For the purposes of LGT, Article 98, Item I, the operating time of the Cellular Mobile Service will be considered during the duration of the SUBSTITUTE INSTRUMENT.

Clause 3.7 - The AUTHORIZED COMPANY will freely establish the prices to be practiced in providing SMP, defining the Service Plans with structures, forms, criteria and values that must be reasonable and not discriminatory, and which may vary according to the technical characteristics, specific costs and utilities offered to users, as determined in the SMP regulation, particularly in the ADAPTATION NORM.

                                   CHAPTER IV
                              COVERAGE COMMITMENTS

Clause 4.1 - Coverage commitments set forth in the SUBSTITUTED INSTRUMENT are maintained, including service and coverage obligations.

Clause 4.2 - The non-performance of the commitments will subject the AUTHORIZED COMPANY to the sanctions provided herein and in the regulation, and may result in rescinding the authorization.

                                    CHAPTER V
                                 SERVICE QUALITY

Clause 5.1 - It is a prerequisite of this Authorization the appropriate quality of the services rendered by the AUTHORIZED COMPANY, considering as such the service that satisfies the following conditions: regularity, efficiency, security, highest level of development, generality and courtesy.

Paragraph 1 - Regularity will be characterized by the continuous exploitation of the services strictly complying with the provisions of the norms issued by Anatel.

Paragraph 2 - Efficiency will be characterized by the attainment and preservation of the parameters set forth in this Instrument of Authorization.

Paragraph 3 - Service exploitation security will be characterized by confidentiality of the data related to service use by the users, absorbing technological progress, which [definitely] bring benefits to the users, and respecting the provisions herein.

Paragraph 4 - Highest level of development will be characterized by equipment and installation

Paragraph 5 - Generality will be characterized by rendering non-discriminatory services to any and all users. The AUTHORIZED COMPANY undertakes to provide services to whoever requests them, according to the regulation.

Paragraph 6 - Courtesy will be characterized by answering respectfully and immediately all calls from authorized service users, as well as by complying with the obligation of informing and answering promptly and politely all inquiries, information and action or any type of postulation that the public, users and non-users, request or submit to the AUTHORIZED COMPANY, according to provisions herein.

Clause 5.2 - The AUTHORIZED COMPANY must comply with the quality goals determined in the General Plan of Quality Goals for SMP.

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Sole Paragraph - For the purpose of provisions of PGMQ-SMP, Article 1, Paragraph
5, the SMP commercial operation will be considered started in a location in which SMC services are already rendered, on the date the summary of this Instruction is published.

Clause 5.3 - The authorized service exploitation may only be suspended provided SMP Regulation, issued by Anatel, is complied with.

                                   CHAPTER VI
                                 NUMBERING PLAN

Clause 6.1 - The AUTHORIZED COMPANY undertakes to obey the Numbering Regulations issued by Anatel, and must ensure to service subscribers the portability of the access codes according to the regulations.

                                   CHAPTER VII
                                BILLING OF USERS

Clause 7.1 - The amount, the way the service will be measured and the billing criteria of services rendered, must be established by the AUTHORIZED COMPANY, based on the provisions of the SMP Regulation, taking into consideration the provisions of Clause 3.7 herein.

                                  CHAPTER VIII
                         RIGHTS AND OBLIGATIONS OF USERS

Clause 8.1 - The rights and obligations of the users are those established in LGT and in the regulation, without limitations to the rights provided in Law no. 8078, of September 11, 1990 in the cases this Law regulates, nor those set forth in SMP service rendering agreements/contracts.

                                  CHAPTER VIII
                RIGHTS AND OBLIGATIONS OF THE AUTHORIZED COMPANY

Clause 9.1 - The rights and obligations of the AUTHORIZED COMPANY are those established in LGT and in the regulations.

Clause 9.2 - When contracting services and when acquiring equipment and materials linked to the object herein, the AUTHORIZED PARTY undertakes to consider the offer of independent suppliers, including domestic suppliers, and to base its decisions regarding the numerous offers submitted, in the compliance of objective criteria of price, delivery conditions and technical specifications established in the relevant regulation.

Sole Paragraph - In the above-mentioned contracting/hiring processes, the Regulation on the Service Contracting Procedures and Equipment and Material Acquisition by Telecommunication Service Providers, approved by Anatel's Resolution no. 155, of August 05, 1999.

                                    CHAPTER X
                      ANATEL'S OBLIGATIONS AND PREROGATIVES

Clause 10.1 - In addition to any prerogatives inherent in its function as regulatory body and other obligations resulting from this Authorization Instrument, Anatel will be responsible for:

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I - following up and inspecting the service exploitation, aimed at meeting the provisions of the regulation;

II - regulating the exploitation of the authorized services;

III - applying the penalties provided in the service regulation and, specifically those provided herein;

IV - ensure the good quality of the service rendered, receiving, determining and solving complaints and claims of the users, informing them in up to ninety (90) days, the measures taken to curb the violations to their rights.

V - declaring the Authorization dissolved in the cases provided in LGT;

VI - ensuring the interconnection guarantee, solving any pending matters arising from the AUTHORIZED COMPANY and other carriers;

VII - permanently following up the relationship between the AUTHORIZED COMPANY and the other carriers, solving any conflicts resulting therefrom;

VIII - preventing the AUTHORIZED COMPANY's behavior against the competitive system, fulfilling CADE's competencies, the regulation and particularly the provisions of Clauses 10.2 and 10.3 herein;

IX - exercising inspection activities on the services performed according to provisions of this Instrument of Authorization; and

X - collecting the fees/taxes related to FISTEL, adopting the measures provided in the law.

Clause 10.2 - Anatel may commence a Procedure to Determine the Non-Compliance of Obligations (PADO), to determine that the conditions stated by the AUTHORIZED COMPANY are untrue or lack sustenance, in relation to the non-participation in the control of other companies or other impeditive prohibitions of economic concentration, whenever there is evidence of relevant influence of the AUTHORIZED COMPANY, its affiliated, controlled or controlling companies on the legal entity rendering SMP, under the terms of the Regulation to Determine Control and Control Transfer in Companies Rendering Telecommunication Services, approved by Resolution no. 101 of Anatel, of February 04, 1999.

Sole Paragraph - Proof of the existence of any situation that characterizes untruth or lack of sustenance of the stated conditions by the AUTHORIZED COMPANY, after the procedure provided in this Clause, will result in the annulment of this Authorization, under the provisions of LGT, Article 139.

Clause 10.3 - Furthermore, Anatel may commence administrative procedure to determine the violation against the economic order, according to Law no. 8884/94.

                                   CHAPTER XI
                                INSPECTION SYSTEM

Clause 11.1 - Anatel will inspect the services in order to ensure the performance of the commitments provided herein.

Paragraph 1 - Inspection to be performed by Anatel will comprise inspection and follow up of the activities, equipment and facilities of the AUTHORIZED COMPANY, therefore implying in ample access to all data and information of the AUTHORIZED COMPANY or of third parties.

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Paragraph 2 - The information collected during the carrying out of the inspection activities, will be published in the Library, except those that, according to the AUTHORIZED COMPANY's request, are considered confidential by Anatel.

Paragraph 3 - The information that are considered confidential under the conditions of the prior paragraph, may only be used in the procedures co-related to this Instrument of Authorization. Anatel and those indicated by Anatel, will be responsible for any full or restrict disclosure of such information beyond the scope of utilization.

Clause 11.2 - The AUTHORIZED COMPANY, through its appointed representative, may follow up any inspection activity of Anatel, however, it/he may not oppose or prevent any action of the inspectors, under the penalty of incurring in the penalties provided in the regulation.

                                   CLAUSE XII
             TELECOMMUNICATION NETWORKS AND ACCESS TO VISITING USERS

Clause 12.1 - In relation to the implementation and operation of the Telecommunication Networks intended for providing support to SMP rendering must comply with the provisions of the regulation, particularly in the Regulation of Telecommunication Services, published in Resolution no. 73, of November 25, 1998; in the General Interconnection Regulation, approved by Resolution no. 40, of July 23, 1998; and in the SMP regulations.

Sole Paragraph - Changes in technology standards promoted by the AUTHORIZED COMPANY may unilaterally and arbitrarily burden the user, including in relation to the existing service conditions for visiting users.

Clause 12.2 - The remuneration for use of networks between the AUTHORIZED COMPANY and the other telecommunication service providers, will obey the provisions of LGT, Article 152 and of SMP regulation, particularly of the ADAPTATION NORM.

Sole Paragraph - The document provided in item 7 of the ADAPTATION NORM becomes Annex I hereof.

                                  CHAPTER XIII
                                    SANCTIONS

Clause 13.1 - The AUTHORIZED COMPANY is subject to Anatel's inspection, which will comply with the relevant legal and regulatory provisions, and must whenever demanded, account to Anatel, according to the SMP regulation, providing free access to its technical resources and accounting records.

Clause 13.2 - The non-compliance to the conditions and commitments assumed associated to the authorization, will subject the AUTHORIZED COMPANY to the warning, fine, temporary suspension or forfeiture sanctions, according to provisions of the SMP regulations.

                                   CHAPTER XIV
                           RESCISSION OF AUTHORIZATION

Clause 14.1 - The Authorization will be considered rescinded by cancellation, reversion, forfeiture, deterioration, waiver or annulment, according to LGT, Articles 138 to 144, and according to the procedures provided in the regulation.

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Sole Paragraph - The statement of rescission will not suppress the enforcement of the applicable penalties, according to provisions herein, for the violations practiced by the AUTHORIZED COMPANY.

                                   CHAPTER XV
                          APPLICABLE LAW AND DOCUMENTS

Clause 15.1 - This Authorization is governed by the LGT and the regulations resulting from it, without limitation to other rules [and regulations] of the Brazilian system of laws.

Clause 15.2 - Anatel's regulations must be complied with in exploiting the services authorized herein, as an integral part of this Instrument of Authorization, particularly the documents mentioned in the SMP Regulation.

Clause 15.4 [SIC] - When interpreting rules and provisions included in this Instrument of Authorization, in addition to the documents referred to in this Chapter, the general rules of hermeneutics and the rules and principles contained in LGT must be taken into consideration.

                                   CHAPTER XVI
                              TEMPORARY PROVISIONS

Clause 16.1 - Until the VU-M ratification or agreement, according to the option of the SMP provider, the criteria to process the amounts related to network remuneration as well as the processing and transfer of the amounts between the entities rendering Cellular Mobile Services and Switched Fixed Telephone Services must be maintained.

                                  CHAPTER XVII
                                     VENUE

Clause 17.1 - The Courts of the Federal Justice Judicial Section Courts of Brasilia, Federal District are elected to solve any issues resulting from this Instrument of Authorization.

                                  CHAPTER XVIII
                                FINAL PROVISIONS

Clause 18.1 - This Instrument of Authorization will become effective on the date of the publication of its summary in the Federal Official Gazette.

Clause 18.2 - Except for the provisions expressly documented herein, the other provisions of the SUBSTITUTED INSTRUMENT, referred to in Clause 1.1, Paragraph 2 become ineffective.

IN WITNESS WHEREOF, the parties sign this Instrument of Authorization in three
(03) counterparts of equal contents and form, in the presence of the witnesses who also sign below, for it to become legally and judicially effective.

Brasilia, December 10, 2002

ANATEL:

LUIZ GUILHERME SCHYMURA DE OLIVEIRA
Chairman of the Board of Directors

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ANTONIO CARLOS VALENTE DA SILVA
Director

AUTHORIZED COMPANY:

LUIZ ROBERTO ANTONIK
Director for Regulatory and Interconnection Matters

MARIA EMILIA LENDES ALCANTARA
Director and Legal Counsel

Witnesses:

JARBAS JOSE VALENTE
I.D. no. 4346/D CREA - DF

BRUNO DE CARVALHO RAMOS
I.D. no. 5060107391/D CREA-SP

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                                     ANNEX I
                                OPTION STATEMENT

According to provisions of ADAPTATION NORM, item 7, TELERN Celular S.A., Corporate Taxpayer I.D. (CNPJ) no. 02.332.973/0001-53, herein represented by its Director for Regulatory and Interconnection Matters, LUIS ROBERTO ANTONIK, a Brazilian citizen, married, economist, bearer of Identity Card no. 886.827-1 SSP/PR, opts to be submitted to the Rule of Criteria of Remuneration for the Use of Networks of Personal Mobile Service Providers - SMP, item 5 and its sub-items, approved by Resolution no. 319, dated September 27, 2002, and requests the ratification of the TU-M, the maximum value of which will be the maximum value of the initial VU-M of its Rendering Area.

                  Brasilia, December 10, 2002

                  LUIS ROBERTO ANTONIK
                  Director for Regulatory and Interconnection Matters